EXHIBIT 99.1



[QUAINT OAK                                     IMMEDIATE RELEASE
BANCORP INC logo]                                October 25, 2007

   QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

     Southampton, PA - Quaint Oak Bancorp, Inc. (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today earnings for the third quarter of fiscal 2007. Net income for the quarter ended September 30, 2007 was $182,000, or $0.14 per basic share, compared to $141,000 for the same period in 2006. The results for the quarter reflect the net proceeds of $13.3 million generated through the Company's initial public offering which was completed July 3, 2007.

     Robert T. Strong, President and Chief Executive Officer, stated, "The increase in the Company's earnings for the third quarter was fueled by the deployment of the net proceeds of our initial public offering primarily into short-term, liquid investments. The current interest rate environment and market for loans continues to be challenging. However, our balance sheet remains strong with quality assets, and capital that we intend to leverage to grow the Company as market conditions improve."

     Net income amounted to $182,000 for the three months ended September 30, 2007, an increase of $41,000 or 29.1% compared to net income of $141,000 for the three months ended September 30, 2006. The increase was primarily due to an increase in net interest income of $146,000 and a decrease in the provision for loan losses of $22,000, offset by an increase in non-interest expense of $103,000 and a $26,000 increase in income taxes. The increase in non-interest expense was primarily due to a $67,000 increase in salaries expense for the three months ended September 30, 2007 compared to the three months ended September 30, 2006.

     The $146,000, or 31.5%, increase in net interest income for the three months ended September 30, 2007 over the comparable period in 2006 was due to an increase in interest income of $185,000 attributable to an increase in average interest-earning assets of $12.9 million, as the proceeds from the Company's stock offering were invested primarily into short-term investments. This increase in interest income was offset by a $39,000 increase in the interest expense on average interest-bearing liabilities. The average net interest margin improved from 3.15% for the three months ended September 30, 2006 to 3.40% for the three months ended September 30, 2007 as average net interest-earning assets increased from $4.2 million to $17.9 million for the same periods.

     Total assets increased $11.7 million or 19.1% to $72.9 million at September 30, 2007 compared to $61.2 million at December 31, 2006, mainly due to net proceeds received from the Company's stock offering completed on July 3, 2007.

     Cash and cash equivalents increased $8.5 million or 202.2% to $12.7 million at September 30, 2007 compared to $4.2 million at December 31, 2006 as proceeds from the stock offering were invested in short-term, liquid investments.



     Loans receivable, net, increased $2.0 million or 3.7% to $56.6 million at September 30, 2007 from $54.6 million at December 31, 2006. The increase was due primarily to a $1.8 million or 12.7% increase in commercial real estate loans, and a $614,000 or 17.4% increase in home equity loans, partially offset by a $614,000 or 2.0% decrease in one-to-four family residential loans, which is consistent with our strategy of diversifying the loan portfolio into higher yielding commercial loan products.

     Total interest-bearing deposits decreased $1.4 million or 2.6% to $54.3 million at September 30, 2007 compared to $55.8 million at December 31, 2006. The decrease in interest-bearing deposits was primarily attributed to a $1.6 million decrease in passbook and statement savings accounts, offset by a $167,000 increase in certificates of deposits, as the Company continued its policy to control deposit growth due to moderate loan demand.

     Total stockholders' equity increased $13.2 million or 278.5% to $17.9 million at September 30, 2007 compared to $4.7 million at December 31, 2006. The increase was due primarily to the $13.3 million of net proceeds received in the stock offering and net income of $354,000 for the nine months ended September 30, 2007, offset by the repurchase of 57,000 shares of common stock in the open-market to fund our Employee Stock Ownership Plan
(ESOP) for an aggregate purchase price of $514,000. The ESOP, which is authorized to purchase up to $1.1 million of common stock, expects to purchase the remaining shares in the open-market over time depending upon, among other things, market conditions.

     Non-performing loans amounted to $2.0 million or 3.53% of net loans receivable at September 30, 2007, consisting of nine loans, four of which are 90 days or more past due and still accruing interest and five of which are on non-accrual status. The non-performing loans are primarily one-to-four family owner occupied residential loans and all are well-collateralized. We do not anticipate any significant losses on these loans. One of the five loans was placed on non-accrual status during the quarter ended September 30, 2007, resulting in the reversal of $3,000 of previously accrued interest income. The allowance for loan losses as a percent of total loans receivable was 1.06% at September 30, 2007 and 1.04% at December 31, 2006.

     Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

     Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc.
Robert T. Strong, President and Chief Executive Officer
(215) 364-4059


                              2

                                QUAINT OAK BANCORP, INC.
                                    Balance Sheets
                                    (In Thousands)
                                                   At September 30, 2007    At December 31, 2006
                                                  _______________________  ______________________
ASSETS                                                  (Unaudited)             (Unaudited)
Cash and cash equivalents                                 $12,685                 $ 4,197
Investment in interest-earning time deposits                1,816                   1,711
Investment securities held to maturity                      1,004                       -
Investment in FHLB stock, at cost                             232                     263
Loans receivable, net of allowance for loan losses
  September 30, 2007: $606; December 31, 2006: $575        56,589                  54,553
Bank premises and equipment, net                               52                      46
Accrued interest receivable and other assets                  502                     436
                                                           ______                  ______
       Total Assets                                       $72,880                 $61,206
                                                           ======                  ======

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits, interest-bearing                               $54,318                 $55,750
 Advances from borrowers for taxes and insurance              345                     587
 Accrued interest payable and other liabilities               289                     132
                                                           ______                  ______

        Total Liabilities                                  55,952                  56,469

Stockholder's Equity                                       17,928                   4,737
                                                           ______                  ______

       Total Liabilities and Stockholders' Equity         $72,880                 $61,206
                                                           ======                  ======


                                QUAINT OAK BANCORP, INC.
                                  Statements of Income
                            (In Thousands, except share data)


                                                   For the Three Months   For the Nine Months
                                                    Ended September 30,   Ended September 30,
                                                   ____________________  ____________________
                                                     2007        2006       2007      2006
                                                   ________    ________  _________  _________
                                                        (Unaudited)           (Unaudited)

Interest Income                                    $ 1,195     $ 1,010    $ 3,221    $ 2,905
Interest Expense                                       586         547      1,767      1,513
                                                    ______      ______     ______     ______
   Net Interest Income                                 609         463      1,454      1,392
Provision for Loan Losses                               14          36         32        108
                                                    ______      ______     ______     ______
   Net Interest Income after Provision for
       Loan Losses                                     595         427      1,422      1,284
Non-Interest Income - Fees and service charges           9           7         26         18
Non-Interest Expense                                   307         204        870        596
                                                    ______      ______     ______     ______
   Income before Income Taxes                          297         230        578        706
Income Taxes                                           115          89        224        273
                                                    ______      ______     ______     ______

   Net Income                                      $   182     $   141    $   354    $   433
                                                    ======      ======     ======     ======


Per Common Share Data:                           Three Months Ended       Nine Months Ended
                                                    September 30,           September 30,
                                                ____________________     ___________________
                                                   2007       2006          2007      2006
                                                __________ _________     __________ ________
 Earnings per share - basic                     $   0.14       NA            NM*        NA
                                                 =======
 Average shares outstanding-basic               1,334,018      NA            NM*        NA
                                                =========


Ratios:                                          Three Months Ended       Nine Months Ended
                                                    September 30,           September 30,
                                                ____________________     ___________________
                                                   2007       2006          2007      2006
                                                __________ _________     _________ _________

 Average interest rate spread                      2.32%      2.87%         2.31%     2.95%
                                                 ======     ======        ======    ======

 Net interest margin                               3.40%      3.15%         2.98%     3.21%
                                                 ======     ======        ======    ======
Average interest-earning assets to average
  interest-bearing liabilities                   133.19%    107.77%       118.57%   107.39%
                                                 ======     ======        ======    ======

* Not Meaningful